Exhibit 10.43
FAIR ISAAC CORPORATION
1992 LONG-TERM INCENTIVE PLAN
Terms And Conditions of Stock Award Agreement
     These are the terms and conditions applicable to the Award granted by Fair Isaac Corporation, a Delaware corporation (the “Company”), to you, the recipient listed on the Notice of Grant of Award attached hereto as the cover page (the “Cover Page”), effective as of the date specified on the Cover Page. The Cover Page together with these Terms and Conditions of Stock Award Agreement constitute the Stock Award Agreement (this “Agreement”). This Award is granted pursuant to the terms of the Company’s 1992 Long-term Incentive Plan, as amended (the “Plan”).

Uncertificated Shares	The Restricted Shares covered by your Award will be evidenced by a book entry made in the records of the Company’s transfer agent in your name. Each book entry evidencing any Restricted Shares may contain such notations or legends and stock transfer instructions or limitations as may be determined or authorized by the Company in its sole discretion.

Vesting	Your Award vests in installments on the vesting dates as shown on the Cover Page. In addition, your entire Award vests in full in the event that:

• your service as an employee or director of the Company (or any subsidiary) terminates because of your Disability or death, or

•      any written employment agreement (other than a stock option agreement) between you and the Company provides for acceleration of this Award upon a change in control of the Company or upon any other specified event or combination of events.

No additional Restricted Shares become vested after your employment or service with the Company has terminated for any reason; and all nonvested Restricted Shares hereunder are forfeited by you to the Company as of the last day of your employment or service, as provided below.

Leaves of Absence	For purposes of this Award, your service does not terminate when you go on a military leave, a sick leave or another bona fide leave of absence, if the leave was approved by the Company in writing. Unless you return to active work upon termination of your approved leave, your service will be treated as terminating on the later of 90 days after you went on leave or the date that your right to return to active work is guaranteed by law or by a contract. The Company will determine which leaves count for this purpose.

Restrictions on Issuance of Shares	The Company will not issue Restricted Shares pursuant to this Award if the issuance of shares would violate any law or regulation. If any consideration for receipt of the Restricted Shares is required under law or under the terms of your Award, such consideration must be received in cash or cash equivalents prior to issuance of the Restricted Shares.

Forfeiture of Nonvested Restricted Shares	If your service as an employee, director, consultant or advisor of the Company or a subsidiary of the Company terminates for any reason while you are holding nonvested Restricted Shares, all nonvested Restricted Shares shall be automatically forfeited by you to the Company, and you shall thereafter have no right, title or interest whatever in such nonvested Restricted Shares. Additionally and upon the Company’s request, you will deliver to the Company any documents deemed necessary or desirable by the Company in connection with the forfeiture, including a stock power duly executed in blank relating to any and all certificates representing Restricted Shares forfeited to the Company in accordance with the previous sentence or, if such stock power has previously been tendered to the Company, the Company will be authorized to deem such previously tendered stock power delivered. The Company will be authorized to cause the book entry representing the Restricted Shares to be adjusted to reflect the number of Restricted Shares forfeited. You will receive a check for the price, if any, you originally paid for the nonvested Restricted Shares. Immediately upon the automatic forfeiture described above, you will no longer have any rights with respect to the nonvested Restricted Shares (including the right to vote or transfer the shares) and the nonvested Restricted Shares will be deemed to have been reacquired by the Company.

Withholding Taxes	You must make arrangements satisfactory to the Company to pay any withholding taxes that may be due as a result of the receipt or vesting of Restricted Shares or the making of an election under Section 83(b) of the Internal Revenue Code of 1986, as amended.

Restrictions on Resale	By signing this Agreement, you agree not to sell any vested Restricted Shares at a time when applicable laws or the Company policies prohibit a sale.

Transfer of Award	Prior to the vesting of the Restricted Shares, you cannot transfer, assign, encumber or otherwise dispose of the Shares. For instance, you may not sell the Restricted Shares or use them as security for a loan. If you attempt to do any of these things, such transfer or assignment will be invalid. You may, however, dispose of the Restricted Shares in your will or on a written beneficiary designation. Such a designation must be filed with the Company on the proper form and will be recognized only if it is received at the Company’s headquarters before your death.

Regardless of any marital property settlement agreement, the Company is not obligated to recognize your former spouse’s interest in your Award in any way.

Retention Rights	Neither this Award nor this Agreement gives you the right to continue as an employee or director of the Company (or any subsidiaries) in any capacity. The Company (and any subsidiaries) reserves the right to terminate your service at any time, with or without cause, subject to the terms of any written employment agreement signed by you and the Company.

Stockholder Rights	Provided that you execute the Cover Page, you, or your estate or heirs, have full rights as a stockholder of the Company upon the date of grant set forth on the Cover Page.

Adjustments	In the event of any adjustments to the capital stock of Fair Isaac as described in Article 10 of the Plan, the number of Restricted Shares covered by this Award will be adjusted pursuant to the Plan.

Applicable Law	This Agreement will be interpreted and enforced under the laws of the State of Delaware (without regard to its rules on choice of law).

The Plan and Other Agreements	The text of the Plan is incorporated in this Agreement by reference. This Agreement and the Plan constitute the entire understanding between you and the Company regarding this Award. Any prior agreements, commitments or negotiations concerning this Award are superseded. This Agreement may be amended only in writing.

Definitions	“Disability” means that you are unable to engage in any substantial gainful activity by reason of a medically determinable, physical or mental impairment which can be expected to result in death or which has lasted (or can be expected to last) for a continuous period of not less than 12 months.
By accepting this Award in the manner prescribed by the Company, you agree to all of the terms and conditions described in this Agreement and in the Plan.